UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-A/A

(Amendment No. 2)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

SilverBow Resources, Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-3940661
(State of incorporation or organization)	(I.R.S. Employer Identification no.)

920 Memorial City Way, Suite 850, Houston, Texas	77024
(Address of principal executive offices)	(Zip Code)

If this form relates to the registration of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒	If this form relates to the registration of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates:	Not Applicable
(if applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Rights to Purchase Series B Junior Participating Preferred Stock	New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

SILVERBOW RESOURCES, INC.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

This Amendment No. 2 to Form 8-A is being filed by the registrant for the purpose of amending and supplementing the description of the registrant’s securities contained in the Form 8-A filed by the registrant with the Securities and Exchange Commission (the “SEC”) on September 20, 2022, as amended by a Form 8-A/A filed on May 16, 2023.

Item 1.	Description of Registrant’s Securities to be Registered.

SilverBow Resources, Inc., a Delaware corporation (the “Company”), is a party to the Rights Agreement, dated as of September 20, 2022, by and between the Company and American Stock Transfer & Trust Company, LLC (n/k/a Equiniti Trust Company, LLC), as rights agent (the “Rights Agent”), and on May 16, 2023, the Company and the Rights Agent entered into an Amendment to the Rights Agreement (the “First Amendment”; the Rights Agreement, as so amended, the “Rights Agreement”). On May 15, 2024, the Company entered into the Agreement and Plan of Merger (the “Merger Agreement”), with Crescent Energy Company, a Delaware corporation (“Crescent”), Artemis Acquisition Holdings Inc., a Delaware corporation and a direct wholly-owned subsidiary of Crescent (“Artemis Holdings”), Artemis Merger Sub Inc., a Delaware corporation and a direct wholly-owned subsidiary of Crescent (“Merger Sub Inc.”), and Artemis Merger Sub II LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Artemis Holdings (“Merger Sub LLC” and, together with Crescent, Artemis Holdings and Merger Sub Inc., the “Crescent Parties”). The Company also entered into Voting Agreements with the Voting Parties (each as defined in the Second Amendment (as defined below)).

On May 15, 2024, the Company and the Rights Agent entered into a Second Amendment to the Rights Agreement (the “Second Amendment”) that amended the Rights Agreement to (i) extend the expiration date to occur upon the earlier of the close of business on the first anniversary of the execution of the Merger Agreement or the Initial Merger Effective Time (as defined in the Merger Agreement) and (ii) render the Rights (as defined in the Rights Agreement) issued pursuant to the Rights Agreement inapplicable to the Crescent Parties or the Voting Parties and to the execution and delivery of the Merger Agreement or the Voting Agreements or the consummation of the transaction contemplated thereby and provided that none of the execution or delivery of the Merger Agreement or the Voting Agreements or the consummation of the transactions contemplated thereby will result in the application of certain provisions of the Rights Agreement.

The rights issued pursuant to the Rights Agreement are in all respects subject to and governed by the provisions of the Rights Agreement, as amended by the Second Amendment. Copies of the Rights Agreement and the Second Amendment are available free of charge from the Company. A copy of the Rights Agreement was previously filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on September 20, 2022. A copy of the First Amendment was previously filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on May 16, 2023. A copy of the Second Amendment was previously filed as Exhibit 4.3 to the Company’s Current Report on Form 8-K filed on May 15, 2024. The foregoing descriptions of the Rights Agreement and the Second Amendment do not purport to be complete and are qualified in their entirety by reference to the full text of such exhibits and to the Company’s Registration Statement on Form 8-A filed on September 20, 2022, as amended by a Form 8-A/A filed on May 16, 2023 which are incorporated by reference herein.

Item 2.	Exhibits.

The following exhibits are filed as a part of this Registration Statement:

Exhibit No.	Description

3.1	Certificate of Designation, Preferences, and Rights of Series B Junior Participating Preferred Stock of the Company (incorporated by reference to Exhibit 3.1 to the Form 8-K (File No. 001-8754) filed with the SEC on September 20, 2022).

4.1	Rights Agreement dated as of September 20, 2022, by and between the Company and American Stock Transfer & Trust Company, LLC, as rights agent, which includes as Exhibit B the Form of Rights Certificate (incorporated by reference to Exhibit 4.1 to the Form 8-K (File No. 001-8754) filed with the SEC on September 20, 2022).

4.2	Amendment to Rights Agreement, dated as of May 16, 2023, by and between the Company and American Stock Transfer & Trust Company, LLC, as rights agent, (incorporated by reference to Exhibit 4.1 to the Form 8-K (File No. 001-8754) filed with the SEC on May 16, 2023).

4.3	Second Amendment to Rights Agreement, dated as of May 15, 2024, by and between the Company and Equiniti Trust Company, LLC (f/k/a American Stock Transfer & Trust Company, LLC), as rights agent, (incorporated by reference to Exhibit 4.3 to the Form 8-K (File No. 001-8754) filed with the SEC on May 16, 2024).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: May 16, 2024

SILVERBOW RESOURCES, INC.

By:	/s/ Christopher M. Abundis
Christopher M. Abundis
Executive Vice President, Chief Financial Officer and General Counsel

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